UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934 (Amendment No.      )

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bebe stores, inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
PROPOSAL NO. 1
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED
REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

400 Valley Drive
Brisbane, California 94005
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 16, 2007

     Dear Shareholder:
     You are invited to attend the Annual Meeting of Shareholders of bebe stores, inc., a California corporation, which will be held on November 16, 2007, at 9:30 a.m. local time, at our principal executive offices located at 400 Valley Drive, Brisbane, California 94005 for the following purposes:
1.	To elect six directors to hold office for a one-year term and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 5, 2008.

3.	To transact such other business as may come properly before the meeting.
     Shareholders of record at the close of business on October 1, 2007, are entitled to notice of, and to vote at, the meeting and adjournments or postponements of the meeting.

By Order of the board of directors,

Gregory Scott
Chief Executive Officer
Brisbane, California
October 24, 2007

400 Valley Drive
Brisbane, California 94005
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
     The accompanying proxy is solicited by the board of directors of bebe stores, inc., a California corporation, for use at our Annual Meeting of Shareholders to be held on November 16, 2007, or any adjournment or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
GENERAL INFORMATION
Annual Report
     Our annual report on Form 10-K for the fiscal year ended July 7, 2007, is enclosed with this proxy statement.
Voting Securities
     Only shareholders of record as of the close of business on October 1, 2007 will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, we had 93,607,770 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting of Shareholders. Shareholders may vote in person or by proxy. Each shareholder of record is entitled to one vote for each share of stock held by him, or her or it. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
     We are mailing this proxy statement and the accompanying proxy and the accompanying annual report on Form 10-K for the fiscal year ended July 7, 2007 on or about October 24, 2007 to all shareholders entitled to vote at the Annual Meeting.
Broker Non-Votes
     A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors.
Solicitation of Proxies
     We will bear the cost of soliciting proxies. In addition to soliciting shareholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket expenses. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.
Voting of Proxies
     All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposals. A shareholder giving a proxy has the power to revoke his, her or its proxy, at any time prior to the time it is voted, by delivering to our Legal Department, at our principal offices located at 400 Valley Drive, Brisbane, California 94005, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.
Delivery of Proxy Statement
     To reduce the expense of delivering duplicate voting materials to our shareholders who may have more than one bebe stock account, unless otherwise requested, we will deliver only one set of voting materials, which includes the proxy statement, proxy card and the 2007 annual report on Form 10-K, to shareholders who share the same address.
     If you share an address with another shareholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Legal Department at: (415) 715-3900, or by writing us at: bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.
Balance of Page Intentionally Left Blank

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     Our board of directors currently consists of six directors. At the recommendation of the board of directors’ Nominating and Corporate Governance Committee, the board of directors has designated six director-nominees for election at the Annual Meeting of Shareholders. If elected, the nominees will serve as directors until our Annual Meeting of Shareholders in 2008 and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. If a nominee declines to serve or becomes unavailable for any reason, or if another vacancy occurs before the election, although management knows of no reason to anticipate that this will occur, the proxies may be voted for such substitute nominee the board of directors may designate.
Vote Required and Board of Directors’ Recommendation
     If a quorum representing a majority of all outstanding shares of common stock is present, either in person or by proxy, the six nominees for director receiving the highest number of votes “for” will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have an effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.
Director-Nominees
     The table below sets forth our director-nominees to be elected at this meeting, and information concerning their age and background:

Name	Age	Position
Manny Mashouf	69	Chairman of the Board of Directors
Barbara Bass	56	Director
Cynthia Cohen	54	Director
Corrado Federico	66	Director
Caden Wang	55	Director
Gregory Scott	44	Director and Chief Executive Officer
     Manny Mashouf founded bebe stores, inc. and has served as Chairman of the Board since our incorporation in 1976. Mr. Mashouf served as our Chief Executive Officer from 1976 to February 2004. Mr. Mashouf is the father of Paul Mashouf, Vice President of Manufacturing and Sourcing - BEBE SPORT, and uncle of Hamid Mashouf, Vice President of Information Systems and Technology. Mr. Mashouf also currently serves on the board of directors of Biba International, Ltd., a fashion clothing retailer.
     Barbara Bass has served as a director since February 1997. Ms. Bass also currently serves on the board of directors of Starbucks Corporation and DFS Group Limited. Since 1993, Ms. Bass has served as the President of the Gerson Bakar Foundation and is the Chief Executive Officer of the Achieve Foundation. From 1989 to 1992, Ms. Bass served as President and Chief Executive Officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc., a department store chain.
     Cynthia R. Cohen has served as a director since December 2003. She also currently serves on the board of directors of Steiner Leisure Ltd., Equity One, Inc. and Hot Topic, as well as several privately held companies. Ms. Cohen serves on the Executive Advisory Board for the Center for Retailing Education and Research at the University of Florida and is Chairman of the Strategic Mindshare Foundation, a strategic management consulting firm. Ms. Cohen is founder and President of Strategic Mindshare. Prior to founding Strategic Mindshare in 1990, she was a Partner in Management Consulting with Deloitte & Touche LLP.

     Corrado Federico has served as a director since November 1996. Mr. Federico also serves on the board of directors of Hot Topic. Mr. Federico is President of Solaris Properties and has served as the President of Corrado, Inc., a land development firm, since 1991. From 1986 to 1991, Mr. Federico held the position of President and Chief Executive Officer of Esprit de Corp, Inc., a wholesaler and retailer of junior and children’s apparel, footwear and accessories. Mr. Federico is the father of Vittoria Federico who is employed by us as merchant for bebe.com (a non-executive position).
     Caden Wang has served as a director since October 2003. Since 2005, Mr. Wang has also served on the board of directors of Leapfrog Enterprises, Inc. and, from 2001 until 2007, Mr. Wang served on the board of directors of Fossil, Inc. Since 2001, other than serving the previous described board experience and performing periodic consulting work, Mr. Wang has been retired. From 1999 to 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group, which included international retail holdings such as DFS, Sephora, and Miami Cruiseline Services. Mr. Wang previously served as Chief Financial Officer for travel retailer DFS and retail companies Gumps and Cost Plus. Mr. Wang is a Certified Public Accountant.
     Gregory Scott has served as our Chief Executive Officer since February 2004 and as director since August 2004. From May 2000 to January 2004, Mr. Scott was the President of the Arden B. division of The Wet Seal, a retailer of women’s apparel. From February 2000 to April 2000, Mr. Scott was President of Laundry, a division of Liz Claiborne, which designs and markets men’s and women’s apparel. From 1996 to 2000, Mr. Scott was bebe’s Vice President of Merchandising.
Independence
     The board of directors has determined that each of Barbara Bass, Cynthia Cohen, Caden Wang and Corrado Federico is independent for purposes of the Nasdaq Marketplace Rules.
Director Compensation
     Our non-employee directors are paid a fee of $4,000 for each meeting of the board of directors that they attend in person and $750 for the third and subsequent telephonic meeting of the board of directors that they attend. For each meeting of the Audit Committee, committee members are paid $1,250 and the chairman of the committee is paid $3,000. For each meeting of the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee, committee members are paid $1,250 and the Chairman of the committee is paid $2,500. For each meeting of a Special Committee, the Chairman and committee members are each paid $1,250. We also reimburse all directors for their expenses incurred in attending meetings.
     In fiscal 2007, each of our non-employee directors received a restricted stock unit award of 1,100 shares, which was calculated to represent approximately $25,000 in value based on the closing price on the day of the annual shareholder’s meeting and awarded that same day; these awards will vest one year after the award date if the director remains a board member. Each restricted stock unit represents a right to receive a share of stock on a date determined in accordance with the provisions of our 1997 Stock Plan and the participant’s restricted stock units agreement. In addition, we granted each non-employee director an option to purchase 15,249 shares of our common stock shares, which was calculated to represent approximately $150,000 in value based on the closing price on the day of the annual shareholder’s meeting and awarded that same day; these awards to vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant.

Fiscal 2007 Total Director Compensation

	Fees earned
	or paid in	Stock	Option
Name(1)	Cash	Awards(2)	Awards(3)	Total
Barbara Bass	$41,750	$24,209	$133,210	$199,169
Cynthia Cohen	$41,750	$24,209	$161,523	$199,169
Corrado Federico	$24,750	$24,209	$133,210	$182,169
Caden Wang	$47,000	$24,209	$161,523	$227,482

(1)	We compensate Chairman of the Board, Manny Mashouf, and director and Chief Executive Officer, Gregory Scott, in their capacities as our executive officers, but they receive no compensation in their capacities as Directors of the board of directors. For information about executive officer compensation see COMPENSATION DISSCUSSION AND ANALYSIS” and the “SUMMARY COMPENSATION TABLE” and the following charts: GRANT OF PLAN- BASED AWARDS”, “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END”, and “OPTION EXERCISES AND STOCK VESTED”.

(2)	The amounts listed in this column are the aggregate grant date fair values and compensation cost of the restricted share awards recognized by us in fiscal 2007, determined in accordance with FAS 123(R). Assumptions used to calculate the values of the stock awards are set forth under footnote 9 in our most recent 10-K filing, filed September 14, 2007. Amounts listed account for awards made to each director named above of 1,100 restricted shares in fiscal 2007 (will vest within 60 days of October 1, 2007), 1,726 in fiscal 2006 (fully vested), and 1,557 in fiscal 2005 (fully vested). Each listed director at the end of fiscal 2007 held 1,100 restricted shares, all of which will vest within 60 days of October 1, 2007.

(3)	The amounts listed in this column are the aggregate grant date fair values and compensation cost of the options recognized by us in fiscal 2007, determined in accordance with FAS 123R. Assumptions used to calculate the values of the stock option awards are set forth under footnote 9 in our most recent 10-K filing, filed on September 14, 2007).

The amounts listed account for stock options granted to each individual as follows: Ms. Bass was awarded 15,249, 25,312, 25,312, and 25,312 option shares in fiscal 2007, 2006, 2005, and 2003, respectively; Ms. Cohen was awarded 15,249, 25,312, 25,312 and 25,312 option shares in fiscal 2007, 2006, 2005, and 2004 respectively; Mr. Federico was awarded 15,249, 25,312, 25,312, and 25,312 option shares in 2007, 2006, 2005, and 2003 respectively; Mr. Wang was awarded 15,249, 25,312, 25,312, and 25,312 option shares in 2007, 2006, 2005, and 2004 respectively.

The number of stock options held by each listed director at the end of fiscal 2007 are as follows: Barbara Bass – 90,705(vested) and 103,082 (which include options which will vest within 60 days of October 1, 2007); Cynthia Cohen — 45,960 (vested) and 61,502 (which include options which will vest within 60 days of October 1, 2007); Corrado Federico — 141,330 (vested) and 153,707 (which include options which will vest within 60 days of October 1, 2007); and Caden Wang — 39,209 (vested) and 51,798 (which include options which will vest within 60 days of October 1, 2007).

Options granted during fiscal 2006 and later vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth Anniversaries of the date of grant; options granted prior to fiscal 2006 vest over four years, with 20% of the award vesting upon the first anniversary of the grant date and the balance of the award vesting monthly thereafter at a rate of 20% during the second year from grant date, and 30% during each of the third and fourth years from grant date.
CORPORATE GOVERNANCE MATTERS
Board Meetings
During the fiscal year ended July 7, 2007, the board of directors held six meetings. Each director serving on our board of directors in fiscal year 2007 attended at least 75% of the meetings of the board of directors and the committees on which he or she serves.

Audit Committee
     The members of the Audit Committee are Barbara Bass, Cynthia Cohen and Caden Wang (Chairman). Our board of directors has determined that Mr. Wang is an audit committee financial expert, as defined by the rules of the SEC. The primary purpose of the Audit Committee is the oversight of the integrity of the financial reports and other financial information provided by us to any governmental body or to the public, and oversight of our compliance with legal and regulatory requirements. The Audit Committee is responsible for the engagement, retention, compensation and oversight of our independent registered public accounting firm, including review of their qualifications, independence and performance, and review and approval of the fee arrangements and terms of engagement, including the planned scope of the audit and any non-audit services that may be performed by them. The Audit Committee is responsible for reviewing with management and our auditors the adequacy of internal financial controls, reviewing our critical accounting policies and the application of accounting principles, reviewing and approving any related party transactions and preparing any report required by the rules of the SEC. During the fiscal year ended July 7, 2007, the Audit Committee held eight meetings.
     Our board of directors has determined that each member of the Audit Committee is independent for purposes of the Nasdaq Marketplace Rules.
Compensation and Management Development Committee
     The members of the Compensation and Management Development Committee are Barbara Bass (Chairperson), Cynthia Cohen and Corrado Federico. No member of the Compensation Committee is, or was during fiscal 2007, an officer or employee of ours or any of our subsidiaries or was formerly an officer of ours or any of our subsidiaries. No member of the Compensation Committee is, or was during fiscal 2007, an executive officer of another company whose board of directors has a comparable committee on which one of our executive officers serves.
     The Compensation Committee is responsible for discharging the board of directors’ responsibilities relating to compensation and benefits of our Chief Executive Officer, our other named executive officers and certain other of our employees as may be determined by the Compensation Committee, overseeing and approving our compensation policies and practices and preparing any report required under the rules and regulations of the SEC. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with the Compensation Committee’s compensation philosophy as in effect from time to time. In addition, the Compensation Committee is responsible for overseeing the development and implementation of management development plans and succession practices to ensure that we have sufficient management depth to support our continued growth and the talent needed to execute long term strategies in the event that one or more members of senior management retire or otherwise leave bebe.
     During the fiscal year ended July 7, 2007, the Compensation Committee held five meetings.
     Our board of directors has determined that each member of the Compensation Committee is independent for purposes of the Nasdaq Marketplace Rules.
Nominating and Corporate Governance Committee
     The members of the Nominating and Corporate Governance Committee are Barbara Bass, Cynthia Cohen (Chairperson), Caden Wang and Corrado Federico.
     The primary responsibilities of the Nominating Committee are to identify individuals qualified to become members of our board of directors, recommend to our board of directors director nominees for each election of directors, develop and recommend to our board of directors criteria for selecting qualified director candidates, consider committee member qualifications, appointment and removal, recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to bebe, and provide oversight in the evaluation of our board of directors and each of its committees. During the fiscal year ended July 7, 2007, the Nominating Committee held four meetings.
     Our board of directors has determined that each member of the Nominating Committee is independent for purposes of the Nasdaq Marketplace Rules.
Director Nominations
     Consistent with its charter, the Nominating Committee will evaluate and recommend to our board of directors director nominees for each election of directors.
Director Qualifications
     In fulfilling its responsibilities, the Nominating Committee considers the following factors in reviewing possible candidates for nomination as director:
•	the appropriate size of our board of directors and its committees;

•	the perceived needs of our board of directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other members of our board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
     The Nominating Committee’s goal is to assemble a board of directors that brings to bebe a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. They must also have an inquisitive nature, objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating Committee to perform all board and committee responsibilities.
     Board members are expected to prepare for, attend and participate in all board and applicable committee meetings. They are also expected to visit our stores periodically and keep abreast of industry trends.
     Other than the foregoing there are no stated minimum criteria for director nominees, although the Nominating Committee may also consider such other factors as it may deem, from time to time, are in the best interests of bebe and its shareholders. The Nominating Committee believes that it is preferable that at least one member of the board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nominating Committee also believes it appropriate for one or more key members of bebe’s management to participate as members of the board.
     Throughout the fiscal year ended July 7, 2007, a majority of the members of the board were independent for purposes of the Nasdaq Marketplace Rules.

Identifying and Evaluating Candidates for Nomination as Director
     The Nominating Committee annually evaluates the current members of our board of directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating Committee regularly assesses the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.
     Candidates for nomination as director come to the attention of the Nominating Committee from time to time through incumbent directors, management, shareholders or third parties. These candidates may be considered at meetings of the Nominating Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating Committee believes at any time that it is desirable that the board consider additional candidates for nomination, the Nominating Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.
     The Nominating Committee will evaluate any recommendation for director nominee proposed by a shareholder. In order to be evaluated in connection with the Nominating Committee’s established procedures for evaluating potential director nominees as it pertains to the next annual meeting of shareholders, any recommendation for director nominee submitted by a shareholder must be sent in writing to the Corporate Secretary, bebe stores, inc., 400 Valley Drive, Brisbane, CA 94005, 120 days prior to the anniversary of the date proxy statements were mailed to shareholders in connection with the prior year’s annual meeting of shareholders and must contain the following information:
•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	A description of the candidate’s qualifications, skills, background and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.
     In addition, our bylaws permit shareholders to nominate directors for consideration at an annual meeting. For more information, see below “SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING.”
     All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.
     The Nominating Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and shareholders consistently using the criteria stated in this policy and will select the nominees that in the Nominating Committee’s judgment best suit the needs of the board at that time.
Committee Charters and Other Corporate Governance Materials
     Our board of directors has adopted a charter for each of its Committees. Our board of directors has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, it has adopted Corporate Governance Principles and Practices for the board of directors that address the composition of the board, criteria for board membership and other board matters. Links to these materials are available on our website, www.bebe.com under “Corporate Governance.”

Certain Relationships and Related Transactions
     Our Audit Committee monitors and reviews related party transactions for potential conflicts of interest and other potential improprieties. In doing so, the Audit Committee applies our Code of Business Conduct and Ethics, which provides that directors, officers and all other employees are expected to avoid any situation in which personal, family or financial interests conflict or even appear to conflict with our interest. The Corporate Governance Principles and Practices of our board of directors requires that a director who has any concerns about a potential conflict of interest shall consult with the board in advance of taking any action, position or interest which might conflict with his or her duties to us.
     Manny Mashouf is the father of Paul Mashouf, our Vice President of Manufacturing and Sourcing – BEBESPORT, uncle of Hamid Mashouf, our Vice President, Information Systems and Technology. In fiscal 2007, Paul Mashouf received a salary of approximately $185,000. In fiscal 2007, Hamid Mashouf received a salary of approximately $180,000 and a bonus of approximately $50,000. In addition, Paul Mashouf and Hamid Mashouf are eligible to receive stock options in accordance with our compensation policies for our executive officers. In fiscal 2007, Paul Mashouf and Hamid Mashouf were granted options to purchase 8,000 and 11,000 shares respectively both at an exercise price of $21.30 per share, the fair market value of our common stock on the date of grant. Manny Mashouf is also the father of Karim Mashouf, who worked during a portion of fiscal 2007 as an independent contractor for us and whose total compensation received during fiscal 2007 was $48,078. In the near future, Karim Mashouf will also be employed by us on a temporary basis in charge of Innovative Marketing, will be paid at a rate of an annual base salary of $34,000 and he will report directly to Manny Mashouf.
     Except as disclosed above or otherwise disclosed in this proxy statement, during the fiscal year ended July 7, 2007, there was not any, nor is there any currently proposed, transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any executive officer, director or holder of more than 5% of any class of our voting securities and members of that person’s immediate family had or will have a direct or indirect material interest.
      We entered into indemnification agreements with each of the executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.
Communications with Directors
      Shareholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:
Board of Directors
c/o Corporate Secretary
bebe stores, inc.
400 Valley Drive
Brisbane, CA 94005
      The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication relates to commercial matters not related to the shareholder’s stock ownership, as determined by the Corporate Secretary in consultation with legal counsel. The board of directors or individual directors so addressed shall be advised of any communication withheld for safety, security or other reasons as soon as practicable.
      We will make every effort to schedule our annual meeting of shareholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. We believe that annual meetings provide an opportunity for shareholders to communicate with directors. Last year, all of our directors attended our annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy
     The Compensation Committee’s compensation philosophy is to pay its executives for performance and to align their Total Direct Compensation (as defined below) to shareholder value. (See explanation of alignment below in Compensation Components, Stock Options.) Accordingly, an executive’s total cash compensation (made up of base salary and bonus) is generally targeted below the median of salaries among other companies within our industry and the long term compensation component (made up of stock options and/or restricted shares) is used to bring an executive’s Total Direct Compensation to approximately the median of Total Direct Compensation levels among such companies. (See further explanation set forth below in Benchmarking.)
     The Compensation Committee meets to consider, establish and/or approve the compensation of our Chief Executive Officer and other executive officers on an annual basis, or at the time of hire, promotion or other change in responsibilities.
Total Direct Compensation
     Total Direct Compensation is the sum of base salary, annual incentive bonus and long-term compensation, currently delivered through stock option and/or restricted stock unit awards. The Compensation Committee considers a number of factors when determining the amount of total direct compensation to award executive officers each year. These factors include: individual performance; performance of the overall business as well as the relevant business unit(s); recommendations from management and the committee’s compensation consultant (see Benchmarking); competitive market data for the previous one and three year periods; broad trends in executive compensation; retention considerations; and internal pay equity.
Compensation Components
Base Salary
     The Compensation Committee reviews and determines the base salary for the executive officers. In determining base salaries, the Compensation Committee reviews a number of factors including: the ranges of base salary for similar positions paid within the apparel retail industry (see below, Benchmarking); individual performance during the prior fiscal year; level, size and complexity of responsibility of the position; and industry competition for executive talent. In aiding with the assessment of individual performance, the Committee reviews the recommendations of the Chief Executive Officer who annually evaluates the performance of the other named executive officers. Regarding its assessment of the Chief Executive Officer’s performance, the Committee places added emphasis on our financial performance, his or her specific expected contributions, and compensation surveys (see below, Benchmarking).
     Changes in base salary impact target and actual bonus payouts as those are based on a percentage of base salary. Base salaries are generally set below the median of our peer group of companies.
Incentive Cash Compensation
      We maintain a cash bonus plan (“Cash Incentive Plan”) to reward certain of our employees for their participation in our success and to provide incentive for such employees to continue to maximize our profitability.
     For fiscal 2007, the Compensation Committee adopted a bonus plan where each eligible participant may receive an annual bonus equal to a certain percentage of his or her base salary (the percentage defined as “Total Award”). The particular percentage of salary established by the Compensation Committee for each position ranges from 10% to 50% based on the participant’s level of responsibility, with greater percentages applicable to the more senior executive officers (see below, Fiscal 2008 Compensation, Cash Incentive Plan for the specific percentages applicable to each executive position).
     For fiscal 2007, the Total Award is comprised of, and would be earned (in parts and if at all) based on the successful achievement of, four components: (1) the individual’s management bonus objectives (“MBOs”, see the following paragraph for description); (2) our achievement of divisional income; (3) our achievement of target same comparable store sales (“SSS”); and (4) our achievement of target ranges of earnings per share (“EPS”), each as established by the Compensation Committee. The applicability and weight of each component within any executive’s Total Award may vary depending on the individual’s particular position. For example, executive divisional heads will have a portion of their Total Award tied to divisional income and those with positions having more direct effect on SSS and/or EPS will have more of their bonus weighted on our meeting SSS and/or EPS targeted goals, as appropriate.
     Each executive officer submits proposed personal goals which are reviewed and/or initially revised by the Chief Executive Officer, executive management member(s), or the Compensation Committee itself, as appropriate. Then, in consultation with the Chief Executive Officer (and/or executive management member(s)), the Committee reviews, revises (as appropriate) and approves the final individual goals for each executive officer. Regarding the Chief Executive Officer, he or she will submit his or her own proposed personal goals directly to the Compensation Committee for review, revision and/or approval.
     Once approved by the Committee, the executive’s personal goals become the executive’s management bonus objectives (“MBOs”). Examples of such MBOs include, depending on the particular position held: total corporate or divisional comparative sales; comparable store sales; operating profit; comparative gross margin dollars; inventory shrink; and any goal determined by the Committee to be appropriate to the individual. In addition, for certain executive positions, MBOs may also include additional performance targets that relate to company or divisional earnings, expenses and other results.
     At the end of a fiscal year, and in consultation with the Chief Executive Officer (and/or executive management member(s), as may be appropriate), the Committee will review the performance of each executive as compared with his or her MBOs. If the Compensation Committee determines that one or more of the executive’s MBO’s was not met, the executive is not eligible for any component of the Total Award. However, if the Compensation Committee determines that all of the individual’s MBOs were achieved, then that certain percentage of the potential Total Award attributable to the individual’s MBO’s (as such percentage was determined by the Compensation Committee) is payable and that individual would be eligible for the other components of the Total Award as follows. Only having achieved the MBO threshold, such executive may now also be entitled to receive the remaining balance of the Total Award, or a portion thereof, as follows.
     Each remaining component of the individual’s potential Total Award is payable only to the extent that such component goals are also met. Specifically, the SSS portion of an individual’s bonus only becomes payable if the SSS target was achieved; the divisional income portion is payable only if the divisional income or other stated divisional goal is met; and the EPS portion is payable if, and then to the extent, the EPS goal is met. Specifically related to the EPS portion, subject to the achievement of a certain minimum EPS level (as previously set by the Compensation Committee and below which, no EPS portion would be payable), the EPS portion of an individual’s bonus would become payable on a sliding scale depending on the actual level of EPS achieved.
Stock Options
      We believe that employee equity ownership provides executive officers with significant additional motivation to maximize value for our shareholders. Because stock options are granted with an exercise price equal to the prevailing market price on the grant date (“Exercise Price”), stock options will only have value if our stock price increases over the Exercise Price. Thus, we believe that stock options are a critical component to our compensation program as they serve to align the interests of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance. Accordingly, the Compensation Committee established an Option Grant Plan, as further described below.
     Generally, the size of stock option awards made pursuant to the Option Grant Plan is determined in light of the relative responsibilities of the executive officer, his or her historical and/or expected contributions to us, as well as recruitment and retention considerations.
     Certain newly hired executive officers receive relatively larger initial stock option grants vesting over a four year period in order to bring them up to competitive levels of annual compensation and to replace options forfeited as a result of joining us.
     Annual grants are typically used after the initial stock option grant to address retention considerations and to tie compensation to financial performance. The Compensation Committee considers the relative size and value of the initial stock option grant to an executive officer in order to determine the appropriate size of the executive’s subsequent annual grant, if any.
     An annual option grant will be made by the Compensation Committee at its meeting scheduled in the third month of the first fiscal quarter of each fiscal year. All other option grants for which a request has been submitted for approval by our human resources department, such as grants made in connection with new hires, employee promotions and employee superior performance, will be approved by unanimous written consent by the Compensation Committee effective on the 15th (or, if occurring on a weekend or holiday, the next business day thereafter) of the month following the month in which the grant request was submitted. However, in months in which we have an earnings release scheduled on or after the date on which such grants would otherwise become effective, the effective date of the grants approved by the Compensation Committee will be two business days following the earnings release. Notwithstanding any of the foregoing, any grants which would have otherwise become effective in July will not become effective until two days after the earnings release in August and if any signature to the unanimous written consent is dated after the intended effective date, the grants shall be effective on the date the last signature page is received.
     Prior to July 2005, options granted generally vested over a four year period, subject to continuous employment, with 20% of the shares subject to the grant vesting at the end of the first year, 20% vesting in equal monthly installments during the second year, and the balance vesting in equal monthly installments over the remaining two years. The Compensation Committee determined in July 2005 to change the vesting schedule of any future option granted to vest annually over a four year period, subject to continuous employment, at the rate of 20% after the first anniversary of grant, 20% after the second anniversary and 30% after each of the third and fourth anniversaries.
Restricted Stock
     In addition to having shareholder value and retention characteristics similar to those associated with Stock Options, we believe that awards or grants of restricted stock units are appropriate when an executive or other officer has demonstrated a high level of performance, when it may be part of a particular executive’s initial offer package, when retention concerns might exist or when they are used to bring the executive’s Total Direct Compensation up towards median or higher levels as compared with our peers. Therefore, the Committee has adopted a Restricted Stock Incentive Plan whereby it may award or grant officers restricted stock units (“RSUs”).
     The determination of the size of the a restricted stock units (RSUs) award for an individual officer is based on particular officer’s responsibilities and expected contribution as well as a determination of the Compensation Committee, with the recommendation of management, as to the best motivator for that particular officer. A particular RSU award may be either performance based, where the granting of such award is contingent upon certain performance goals being met, or may be simply granted immediately.
     Performance based RSUs awarded under this plan are “awarded” near the beginning of the applicable fiscal year, or other specified period, and the granting of these RSUs are tied to either the individual’s or business specific performance targets, as are determined by the Compensation Committee. These performance based RSUs would then be “granted” only upon the Compensation Committee’s determination of successful achievement of the applicable targets assigned to the particular individual.
     During and related to fiscal year 2007, the Compensation Committee determined that executive, cross-divisional and cross-functional support positions would have their performance based RSU awards tied to the achievement of certain EPS and SSS performance targets (as established by the Compensation Committee) and that division specific positions would have their performance based RSU awards tied to divisional goals such as division year over year comparative sales, division comparative gross margin or other divisional result goals.
     In some cases, the actual number of performance based RSUs granted may not match the initially communicated RSU award amount. If a minimum EPS or SSS performance target is met, as established and confirmed by the Compensation Committee, then the number of RSUs actually granted will be calculated by a multiplier, the size of which is determined by the actual level of EPS and/or SSS achieved.
     Additionally, at Compensation Committee discretion, RSU’s may also be granted immediately upon award and not subject to performance or time conditions. Whether the RSUs are performance based or immediately granted, once granted, they typically will vest over a two year period, vesting 50% on the first anniversary, and 50% on the second anniversary, of the grant date.
     The Compensation Committee, at its discretion, and depending on the individual’s past and/or expected performance and/or specific retention or other considerations, may award performance based RSUs or immediately granted RSUs as a method to bring an officer up to approximately the median total compensation level of companies within our industry or may award or grant such RSUs to push the officer’s total compensation above the median.
     The timing of RSU requests, awards, grants, and subsequent Committee approvals is identical to that which applies to stock options. See above, Compensation Components, Stock Options.
Deviation
     In implementing any of the procedures described above in fiscal 2007 (or below as described in Fiscal 2008 Compensation), any deviation must be approved by the Compensation Committee.
Benchmarking
     In order to assist the Compensation Committee in assessing appropriate levels of compensation for our named executive officers, the Compensation Committee engages a compensation consultant, who provides the Committee with certain compensation surveys. These surveys identify and analyze compensation awarded to CEOs and other executive officers at our Benchmark Companies (defined below) and also compare our one and three year financial performances against those Benchmark Companies. For each of fiscal years 2007 and 2008, the Compensation Committee engaged a compensation consultant, Towers Perrin, who provided compensation and performance information from at least sixteen companies doing business within the apparel and specialty retail industry, including Guess?, Inc., Chicos FAS, Inc., Gymboree Corp., and Urban Outfitters, Inc. (this group of companies are referred to throughout the Compensation Discussion and Analysis as “Benchmark Companies”).
     The Committee compares each executive officer’s base, bonus, long-term compensation and total direct compensation to those components awarded to similar positions at the Benchmark Companies as available and identified in the compensation surveys. The Committee uses the surveys for guidance only and does not apply them rigidly.
     The most recent survey provided by our compensation consultant compared our performance from fiscal year 2006 (ending July 1, 2006) in categories of net sales, net income, total shareholder return and market value to the most recent and publicly available numbers in the same categories (as of July 25, 2007)

taken from the Benchmark Companies. Due to the fact that Benchmark Companies and bebe publicly report their results at different times throughout any given year, it is not possible to compare numbers for the same periods of time. When comparing our fiscal year 2006 numbers to those reported by the Benchmark Companies during the previous year as of July 25, 2007, our numbers compared and ranked as follows:

	bebe results*	Percentile	Percentile	Percentile
	yr ended (7/1/06)	Rank	1-Yr Growth Rank	3-Yr Growth Rank
Total sales	$579	28%
Sales 1-yr growth	14%		48%
Sales 3-yr growth	21%			59%
Income	$74	71%
Income 1-yr growth	11%		43%
Income 3-yr growth	56%			83%
Market Value	$1,388	67%
Total Shareholder Return 1-yr	5%		37%
Total Shareholder Return 3-yr	23%			57%

* numbers listed with $ are in thousands; numbers listed with % are compounded annual growth rates.
2007 Compensation of Named Executive Officers
     Total Compensation for the named executive officers payable in fiscal 2007 was established per the policies described above and is specifically described both in the paragraphs that follow and as identified in the SUMMARY COMPENSATION TABLE below.
Base Salary
     In fiscal 2007, the base salary for each executive was carefully evaluated and determined after analyzing the results of the survey commissioned by the Compensation Committee, the reports and performance reviews provided by the Chief Executive Officer and the other considerations described above. Based on this evaluation, the Compensation Committee increased salaries as follows: Mr. Scott’s base salary was increased from a rate of $500,000 per annum to a rate of $600,000 per annum; Mr. Parks base annual salary rate was increased from $306,074 to $380,000; Ms. Wambach’s base annual salary rate was increased from $350,000 to $360,500; Ms. Peterson’s annual base salary rate was increased from $287,000 to $296,010; and Mr. Smith’s annual base salary rate was increased from $200,000 to $240,204. In addition to his compensation increase, Mr. Parks was promoted from Chief Financial Officer to Chief Operating Officer and Chief Financial Officer and assigned supervision of more areas of responsibility. As stated in footnote 10 to the SUMMARY COMPENSATION TABLE, Mr. Mashouf voluntarily reduced his annual base salary rate from $500,000 to $120,000. Base salary details are shown in the SUMMARY COMPENSATION TABLE below.
Incentive Cash Compensation
     Any bonus payable in fiscal 2007 is reflected in the SUMMARY COMPENSATION TABLE below and would have been earned during fiscal 2006. Our executives’ bonus goals and targets for fiscal 2006 were established by the Compensation Committee in accordance with the bonus plan described above. In cases where the Compensation Committee determined that one or more of an executive’s individual MBOs were not achieved, no bonus was payable. The Committee determined that all of Mr. Smith’s MBOs and company goals were met and awarded him a bonus of $59,176. Mr. Mashouf voluntarily elected to waive any potential fiscal year 2006 bonus which may have been payable during fiscal 2007. Details of the Incentive Cash Compensation paid in fiscal 2007 are found in the SUMMARY COMPENSATION TABLE below.

          Stock Options
     After considering the factors described above in Compensation Components, Stock Options, and based on an analysis of his performance in fiscal 2006, his historical and/or expected contributions, and considering retention considerations, the Compensation Committee awarded Mr. Scott an option grant of 120,000 shares in fiscal 2007. Based on similar considerations, the Compensation Committee at the same time also awarded the other named executives with the following option grant awards: Mr. Parks — 30,000 shares; Ms. Wambach — 20,000 shares; Ms. Peterson — 20,000 shares; and Mr. Smith — 10,000 shares. Mr. Mashouf voluntarily elected to waive any potential option grant in fiscal 2007. Each of these granted options had strike prices of $21.30, the NASDAQ closing price on the grant date. See below, OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END.
          Restricted Stock
     As a means for both retention and to provide motivation, and per the policy and procedure described above in Compensation Components, Restricted Stock, the Compensation Committee also awarded the named executive officers the following listed number of performance based RSUs, which would only be granted upon certain EPS and SSS targets being reached during fiscal 2007: Mr. Scott – 9,000 shares; Mr. Parks – 4,000 shares; Ms. Wambach – 4,000 shares; Ms. Peterson – 2,000 shares; and Mr. Smith – 1,000 shares. (These RSUs are not reflected on the SUMMARY COMPENSATION TABLE as the EPS and SSS targets for fiscal 2007 were not reached and thus the RSUs were therefore not granted, nor expensed.)
Fiscal 2008 Compensation
      In September 2007, the Compensation Committee adopted the following policies and plans for fiscal year 2008: Cash Incentive Plan (“Cash Bonus Plan”), Option Grant Policy and Restricted Stock Incentive Plan. The Compensation Committee administers each of these plans and policies.
          Cash Incentive Plan
     The Cash Incentive Plan the Compensation Committee approved for fiscal 2008 mirrors the plan described above in Compensation Components, Incentive Cash Compensation, with the following exceptions: (1) corporate EPS targets as described above have been replaced with corporate earnings targets for fiscal 2008 and (2) the potential bonus payouts as a percentage of salary have been changed for the following positions: Chief Executive Officer (increased to 70% from 50%); Chief Operating Officer and Chief Financial Officer (increased to 50% from 40%); Chief Administrative Officer (increased to 50% from 35%); and President of the BEBE SPORT division (set for Fiscal Year 2008 at 50% with no prior year comparison available as this position did not exist in FY 2007). The percentage available for the other named executive officers remains at 30%.
          Option Grant Policy
     The Option Grant Policy the Compensation Committee approved for fiscal 2008 contains the same components described above in Compensation Components, Stock Options.
          Restricted Stock Incentive Plan
     The Restricted Stock Incentive Plan the Compensation Committee approved for fiscal 2008 contains the same components described above in Compensation Components, Restricted Stock, except that as related to performance based stock awards, the actual granting would now depend on achievement of certain set earnings goals to the extent it formerly depended on set earnings per share (EPS) goals.
Employment Contracts and Change in Control Arrangements
     In the event of a Change in Control (as defined in the 1997 Plan), the vesting of restricted stock awards will be accelerated in full unless our right to reacquire the shares upon the participant’s termination of service is assigned to the entity employing the participant immediately after the Change in Control or to its parent or a subsidiary. Options and restricted stock units will become vested in full upon a Change in Control if they are not continued, assumed or replaced by the surviving company or its parent.
     Except for an Offer Letter which sets forth the basic terms concerning an executive’s at-will employment relationship, we do not have any employment agreements with any of our executives. Additionally, other than as stated in the previous paragraph, we do not have any change in control arrangements with any of our executives.
Section 162(m) of the Internal Revenue Code
     We have considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, and related Treasury Department regulations, which restrict deductibility of executive compensation paid to the Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our shareholder-approved 1997 Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are outside directors within the meaning of Section 162(m) and have an exercise price no less than the fair market value of the underlying shares on the date of grant. We expect that the Compensation Committee will continue to be comprised of outside directors, and that to the extent such committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Compensation Committee does not believe in general that other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility under Section 162(m). The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.
SUMMARY COMPENSATION TABLE
     The following table sets forth information for the fiscal years ended July 7, 2007 concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (as well as another officer who would have been one of our three most compensated executive officers but for the fact she was not a named executive officer at the end of the fiscal year), whose total compensation for the year ended July 7, 2007 exceeded $100,000 for services in all capacities to bebe and our subsidiaries (the “Named Executive Officers”):

				Non-Equity
			Option	Incentive Plan	All Other
Name and		Salary	Awards	Compensation	Compensation		Total
Principal Position	Year	(1)	(2)	(3)	(4)		(5)
Gregory Scott	2007	592,310	2,562,016	—	—		3,154,326
Chief Executive Officer	2006	500,000	1,957,482	—	—		2,457,482
	2005	500,000	510,490 (6)	225,000	—		1,235,490

Walter Parks	2007	373,233	1,124,424	—	513	(7)	1,498,170
Chief Operating Officer	2006	306,074	891,721	—	2,762	(7)	1,200,557
and Chief Financial	2005	306,074	202,412 (6)	137,733	23,615	(8)	669,834
Officer

						Non-Equity
					Option	Incentive Plan	All Other
Name and			Salary		Awards	Compensation	Compensation	Total
Principal Position	Year		(1)		(2)	(3)	(4)	(5)
Barbara Wambach	2007		365,402		1,448,831	—	3,000 (7)	1,817,233
Chief Administrative Officer	2006		350,000		1,155,565	—	2,800 (7)	1,505,845
	2005		350,000		306,294 (6)	157,500	—	813,794

Susan Peterson	2007		299,776		349,942	—	—	649,718
Executive Vice	2006		287,000		299,509	—	—	586,509
President, bebe Design	2005		275,000		76,574 (6)	123,750	—	475,324

Lawrence Smith	2007	(9)	237,112		194,482	59,176	—	490,770
Vice President, General	2006	(9)	—		—	—	—	—
Counsel	2005	(9)	—		—	—	—	—

Manny Mashouf	2007		195,372	(10)		(11)		195,372
Chairman of the Board	2006		500,000			(11)		500,000
	2005		500,000			(11)		500,000

(1)	All cash compensation received by each Named Executive Officer in fiscal 2007 is found in either the Salary or Non-Equity Incentive Plan Compensation column of this table. The figure shown in the Salary column of this table reflects the amount actually received by the Named Executive Officer, not such officer’s annual rate of pay for the fiscal year; rates of pay may/would be higher than amounts shown if an officer began employment with us during a particular year or elected to take time off without pay.

(2)	Amounts shown are the compensation cost of the options recognized by us in fiscal 2007 and 2006, determined in accordance with FAS 123(R). Assumptions used to calculate the value of the stock awards are set forth under footnote 9 in our most recent 10-K filing, filed September 14, 2007.

(3)	Amounts listed were paid during the fiscal year indicated but for services rendered the previous fiscal year. See Compensation Discussion and Analysis, for further description of Cash Incentive Plan.

(4)	Other Compensation includes relocation reimbursement and 401k matching contributions.

(5)	Total dollar value of all compensation.

(6)	We began expensing option costs in accordance with FAS 123(R) beginning in fiscal 2006. Values listed in fiscal 2005 were determined by using the Black-Scholes method of expensing.

(7)	Represents matching 401k contributions made by us.

(8)	Represents relocation expenses paid by us.

(9)	Mr. Smith joined us in October, 2004 and became a named executive officer during fiscal 2007. As a result, compensation information is only provided for fiscal 2007.

(10)	In September 2006, Mr. Mashouf voluntarily reduced his annual rate of pay from $500,000 to $120,000.

(11)	Mr. Mashouf elected to waive any potential bonus which may have been payable in years 2005, 2006 and 2007.

GRANTS OF PLAN-BASED AWARDS
           The following table provides the specified information concerning grants of non-equity and equity based awards made during the fiscal year ended July 7, 2007, to the Named Executive Officers.

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	of Option	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Gregory Scott	9/8/06	—	—	—	—	—	—	—	120,000	21.30	1,068,240

Walter Parks	9/8/06	—	—	—	—	—	—	—	30,000	21.30	267,060

Barbara Wambach	9/8/06	—	—	—	—	—	—	—	20,000	21.30	178,040

Susan Peterson	9/8/06	—	—	—	—	—	—	—	20,000	21.30	178,040

Lawrence Smith	9/8/06	—	—	—	—	—	—	—	10,000	21.30	89,020

Manny Mashouf	—	—	—	—	—	—	—	—	—	—	—
OUSTANDING EQUITY AWARDS AT FISCAL YEAR END
(1)

						Stock Awards
								Equity
								Incentive	Equity
							Market	Plan	Incentive
	Option Awards						Value	Awards:	Plan
			Equity				of	Number	Awards:
			Incentive				Shares	of	Market or
			Plan				or	Unearned	Payout
			Awards:				Units	Shares,	Value of
	Number of	Number of	Number of			Number of	of	Units or	Unearned
	Securities	Securities	Securities			Shares or	Stock	Other	Shares,
	Underlying	Underlying	Underlying			Unites of	That	Rights	Units or
	Unexercised	Unexercised	Unexercised			Stock That	Have	That	Other
	Options	Options (#)	Unearned	Option	Option	Have Not	Not	Have Not	Rights That
	(#)	Unexercisable	Options	Exercise	Expiration	Vested	Vested	Vested	Have Not
Name	Exercisable	(1)	(#)	Price	Date	(#)	(#)	(#)	Vested (#)
Greg Scott (2)	1,124,993	337,506	—	$8.63	2/16/14	—	—	—	—
(3)	10,000	40,000	—	$18.29	9/07/15	—	—	—	—
(4)	—	120,000	—	$21.30	9/07/16	—	—	—	—
Walter Parks (5)	76,096	75,940	—	$7.63	12/07/13	—	—	—	—
(6)	46,920	75,938	—	$17.45	12/07/14	—	—	—	—
(3)	3,000	12,000	—	$18.29	9/07/15	—	—	—	—
(4)	—	30,000	—	$21.30	9/07/16	—	—	—	—

						Stock Awards
								Equity
								Incentive	Equity
							Market	Plan	Incentive
	Option Awards						Value	Awards:	Plan
			Equity				of	Number	Awards:
			Incentive				Shares	of	Market or
			Plan				or	Unearned	Payout
			Awards:				Units	Shares,	Value of
	Number of	Number of	Number of			Number of	of	Units or	Unearned
	Securities	Securities	Securities			Shares or	Stock	Other	Shares,
	Underlying	Underlying	Underlying			Unites of	That	Rights	Units or
	Unexercised	Unexercised	Unexercised			Stock That	Have	That	Other
	Options	Options (#)	Unearned	Option	Option	Have Not	Not	Have Not	Rights That
	(#)	Unexercisable	Options	Exercise	Expiration	Vested	Vested	Vested	Have Not
Name	Exercisable	(1)	(#)	Price	Date	(#)	(#)	(#)	Vested (#)
Barbara Wambach (7)	530,817	202,506	—	$8.63	2/16/14	—	—	—	—
(3)	2,000	8,000	—	$18.29	9/07/15	—	—	—	—
(4)	—	20,000	—	$21.30	9/07/16	—	—	—	—
Lawrence Smith (8)	26,309	28,691	—	$16.87	11/14/14	—	—	—	—
(3)	1,000	4,000	—	$18.29	9/07/15	—	—	—	—
(4)	—	10,000	—	$21.30	9/07/16	—	—	—	—
Susan Peterson (9)	93,435	50,631	—	$8.63	2/16/14	—	—	—	—
(3)	2,000	8,000	—	$18.29	9/07/15	—	—	—	—
(4)	—	20,000	—	$21.30	9/07/16	—	—	—	—
Manny Mashouf	—	—	—	—		—	—	—	—

(1)	Options granted during fiscal 2006 and later vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant; options granted prior to fiscal 2006 vest over four years, with 20% of the award vesting upon the first anniversary of the grant date and the balance of the award vesting monthly thereafter at a rate of 20% during the second year from grant date, and 30% during each of the third and fourth years from grant date.

(2)	Grant date was February 17, 2004 (Mr. Scott’s initial stock option grant).

(3)	Grant date was September 8, 2006.

(4)	Grant date was September 8, 2007,

(5)	Grant date was December 8, 2003 (Mr. Parks’ initial stock option grant).

(6)	Grant date was December 8, 2004 (second installment from Mr. Parks’ initial stock option grant). .

(7)	Grant date was February 17, 2004 (Ms. Wambach’s initial stock option grant).

(8)	Grant date was November 15, 2004 (Mr. Smith’s initial stock option grant).

(9)	Grant date was February 17, 2004 (Ms. Peterson’s initial stock option grant).
OPTION EXERCISES AND STOCK VESTED
(During Fiscal 2007)

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	(#)
Gregory Scott	75,000	$1,083,390	0	0
Walter Parks	156,146	$2,063,441	0	0
Barbara Wambach	106,176	$1,554,881	0	0
Susan Peterson	45,000	$645,555	0	0
Lawrence Smith	12,500	$73,780	0	0
Manny Mashouf	0	0	0	0

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
     Our Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our and, based on such review and discussion, our Compensation and Management Development Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended July 7, 2007.
Barbara Bass, Chair
Cynthia Cohen
Corrado Federico
     The foregoing Report of our Compensation Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by us with the SEC, except to the extent specifically incorporated by reference.
Balance of Page Intentionally Left Blank

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
     Our board of directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending July 5, 2008. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires and to respond to appropriate questions.
Vote Required and Board of Directors’ Recommendation
     Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors, however, is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board of directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.
     The affirmative vote of a majority of votes cast at the Annual Meeting of Shareholders, where a quorum representing a majority of all outstanding shares of common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum presence but will not affect the outcome of the vote.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 5, 2008.
     The following table sets forth the aggregate fees billed to us for the fiscal years ended July 1, 2006 and July 7, 2007 by our principal accounting firm, Deloitte & Touche LLP:

	2006	2007
Audit Fees(1)	$727,000	$748,000
Audit Related Fees(2)	$39,000	$25,000
Tax Fees(3)	$15,000	$0
All Other Fees(4)	$2,000	$2,000

Total	$783,000	$775,000

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim consolidated financial statements included in quarterly reports, services related to internal controls and services that are normally provided in connection with statutory and regulatory filings and engagements.

(2)	Audit-Related Fees are fees billed for professional services that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of subscription fees for an online research tool.
     The Audit Committee approves annually the services to be provided by Deloitte &Touche, LLP prior to the commencement of such services. Accordingly, all of the services provided in fiscal 2007 were approved in advance by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information, as of October 1, 2007, with respect to the beneficial ownership of our common stock by (i) all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock, (ii) each of our directors and director-nominees, (iii) each of our executive officers named in the Summary Compensation Table below and (iv) all of our executive officers and directors as a group:

	Shares Owned(1)
Name and Address of	Number	Percentage of
Beneficial Owners(2)	of Shares	Class%
Manny Mashouf(3)	50,142,145	54%
Neda Mashouf(4)	11,390,184	12
Barbara Bass(5)	104,808	*
Cynthia Cohen(6)	63,228	*
Corrado Federico(7)	155,433	*
Caden Wang(8)	53,525	*
Gregory Scott(9)	1,379,931	3
Walter Parks(9)	219,392	*
Barbara Wambach(9)	614,755	1
Lawrence Smith(9)	39,746	*
Susan Peterson(9)	133,073	*
All directors, director nominees and executive officers as a group (20 persons)(10)	53,408,933	57

*	Less than 1%

(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 93,607,770 shares outstanding as of October 1, 2007. We determine beneficial ownership in accordance with the rules of the SEC and a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of outstanding options. Shares of common stock subject to options granted under bebe’s 1997 Plan, as amended, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding or to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Unless otherwise noted, the address of each beneficial is c/o bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

(3)	Includes 357,750 shares held in trusts for the benefit of Mr. Mashouf’s children, as to which Mr. Mashouf disclaims beneficial ownership. Includes 617,372 shares held by the Manny Mashouf Charitable Remainder Trust of which Mr. Mashouf is trustee, and 49,167,023 shares owned by the Manny Mashouf Family Trust. Manny Mashouf is the trustee of the Mashouf Family Trust.

(4)	Shares held by the Neda Mashouf Trust, dated March 20, 2007, of which Neda Mashouf is trustee.

(5)	Includes 9,379 shares subject to options exercisable within 60 days of October 1, 2007, 1,100 shares subject to restricted stock units as to which the restriction lapses on November 16, 2007, and 12,027 shares subject to restricted stock units as to which the restriction lapses upon termination of Ms. Bass’s service as a director.

(6)	Includes 10,645 shares subject to options exercisable within 60 days of October 1, 2007, 1,100 shares subject to restricted stock units as to which the restriction lapses on November 16, 2007, and 4,830 shares subject to restricted stock units as to which the restriction lapses upon termination of Ms. Cohen’s service as a director. (7) Includes 9,379 shares subject to options exercisable within 60 days of October 1, 2007, 1,100 shares subject to restricted stock units as to which the restriction lapses on November 16, 2007, and 12,027 shares subject to restricted stock units as to which the restriction lapses upon termination of Mr. Federico’s service as a director.

(8)	Includes 10,645 shares subject to options exercisable within 60 days of October 1, 2007, 1,100 shares subject to restricted stock units as to which the restriction lapses on November 16, 2007, and 4,830 shares subject to restricted stock units as to which the restriction lapses upon termination of Mr. Wang’s service as a director.

(9)	Shares listed include the following number of shares subject to options exercisable within 60 days of October 1, 2007: Mr. Scott — 84,375; Mr. Parks – 33,751; Ms. Wambach – 50,985; Mr. Smith — 3,375; and Ms. Peterson – 12,653.

(10)	Includes an aggregate of 243,750 shares subject to options exercisable within 60 days of October 1, 2007 held by the directors and executive officers, an aggregate of 4,400 shares subject to restricted stock units held by Ms. Bass, Ms. Cohen, Mr. Wang and Mr. Federico as to which the restriction lapses on November 16, 2007, and an aggregate of 33,714 shares subject to restricted stock units as to which the restriction lapses upon termination of the services of Ms. Bass, Ms. Cohen, Mr. Wang and Mr. Federico as directors as discussed in the footnotes above.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of bebe’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the forms received by us or written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all applicable reporting requirements.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the board of directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations and providing a report on management’s assessment of our internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accountant, is responsible for performing an independent audit of our consolidated financial statements, expressing an opinion as to the conformity of our audited financial statements with accounting principles generally accepted in the United States, and providing an attestation report on management’s assessment of our internal control over financial reporting.
     The Audit Committee consists of three directors each of whom, in the judgment of the board, is an independent director for purposes of the Nasdaq Marketplace Rules as they apply to audit committee members.
     The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed as required by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees). The Audit Committee has discussed with the auditors matters that may impact their objectivity and independence, including a review of both audit and non-audit fees, and satisfied itself as to the auditors’ independence.
     The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements. The Audit Committee has met with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

     Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 7, 2007.
Caden Wang, Chair
Barbara Bass
Cynthia Cohen
SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING
     Shareholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in our proxy materials for the 2008 annual meeting, we must receive the proposal at our principal executive offices, addressed to the Secretary, not later than June 24, 2008. In addition, stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our Amended and Restated Bylaws, addressed to the Secretary at our principal executive offices, not later than June 24, 2008.
TRANSACTION OF OTHER BUSINESS
     At the date of this proxy statement, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the board of directors,

Gregory Scott
Chief Executive Officer
Brisbane, California October 24, 2007

BEBE STORES, INC.
CHARTER OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS
STATEMENT OF POLICY
          This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of bebe stores, inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.
          The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public, and on the Company’s compliance with legal and regulatory requirements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent registered public accountant and have prepared and approve any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).
          The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate special investigations, and, hire special legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.
ORGANIZATION AND MEMBERSHIP REQUIREMENTS
          The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market. In addition, the Committee shall not include any member who:
•	has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three (3) years; or

•	accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an executive officer of the Company, or beneficially owns or controls, directly or indirectly, more than 10% of the Company’s outstanding common stock or is otherwise an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of The Nasdaq Stock Market.
          Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial officer or other senior officer with financial oversight responsibilities. No Committee member shall simultaneously serve on the audit committee of more than three public companies without prior disclosure to the Committee and the Board and an affirmative determination by the Board that such service does not impair the ability of such member to serve effectively on the Committee, which determination shall be disclosed in the annual proxy statement.
          The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.
MEETINGS
          The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by a majority of the members present shall represent a valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management and the independent registered public accountant in separate executive sessions as appropriate. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.
COMMITTEE AUTHORITY AND RESPONSIBILITIES
          To fulfill its responsibilities and duties, the Committee shall:
          Oversight of the Company’s Independent Registered Public Accountant
               Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent registered public accountant (including resolution of disagreements between management and the independent registered public accountant regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.
               Periodically review and discuss with the independent registered public accountant (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent registered public accountant consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the auditor and the Company, (y) any disclosed relationships or services that may impact the independent registered public accountant’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent registered public accountant.
               Evaluate annually the qualifications, performance and independence of the independent registered public accountant, including a review of whether the independent registered public accountant’s quality-control procedures are adequate and a review and evaluation of the lead partner of the independent registered public accountant, taking into account the opinions of management and report to the Board on its conclusions, together with any recommendations for additional action.
               Consult with the independent registered public accountant to and assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.
               Approve in advance the engagement of the independent registered public accountant for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the

Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder, and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent registered public accountant is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of subsections (x) and (y) above.
               Meet with the independent registered public accountant prior to the audit to discuss the planning and staffing of the audit.
               Approve as necessary the termination of the engagement of the independent registered public accountant.
               Approve policies for the hiring of employees or former employees of the independent registered public accountant who participated in any capacity in the audit of the Company, taking into account the impact of such hiring on auditor independence.
               Regularly review with the independent registered public accountant any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent registered public accountant in connection with the audit of the financial statements. Review with the independent registered public accountant any accounting adjustments that were noted or proposed by the auditor, including those that were “passed” (as immaterial or otherwise), any communications between the audit team and the auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company, or any other material written communication provided by the auditor to the Company’s management.
               Review with the independent registered public accountant the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent registered public accountant has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent registered public accountant.
Review of Financial Reporting, Policies and Processes
               Review and discuss with management and the independent registered public accountant, the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent registered public accountant, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.
               Review and discuss with management and the independent registered public accountant the Company’s quarterly financial statements.
               Review and discuss with management and the independent registered public accountant, as appropriate, the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.
               Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.
               Periodically meet separately with management.

               Periodically meet separately with the independent registered public accountant.
               Review with management and the independent registered public accountant any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.
               Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review annually with the independent registered public accountant the attestation to and report on the assessment made by management, and consider with management and the independent registered public accountant whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent registered public accountant’s attestation and, require any such changes to be implemented.
               To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.
               Review and discuss with management and the independent registered public accountant, any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.
               Review with management and the independent registered public accountant the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentation, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent registered public accountant or management.
               Review any analyses prepared by management and/or the independent registered public accountant setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of alternative GAAP methods on the financial statements.
               Review any special audit steps adopted in light of material control deficiencies.
Risk Management, Related Party Transactions, Legal Compliance and Ethics
               Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.
               Review and approve any “related-party transactions” (as defined by the SEC and the Nasdaq Stock Market) after reviewing each such transaction for potential conflicts of interests and other improprieties in compliance with Nasdaq listing requirements.
               Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.
               Consider and present to the Board for adoption a Code of Conduct for all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct.
               As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Business Conduct and Ethics, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.
               Discuss with management and the independent registered public accountant any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.
               Review with the Company’s general counsel and report to the Board on litigation, material government investigations and compliance with applicable legal requirements and the Company’s Code of Business Conduct and Ethics.
               Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.
               Develop and implement an annual performance evaluation of the Committee
               Regularly report to the Board on the Committee’s activities, recommendations and conclusions.
               Review and reassess the Charter’s adequacy annually.

AMPLE AND MR A SAMPLE AND MR A SAMPLE AND
NNNNNNNNNNNNNNN C123456789
000004 000000000.000000 ext 000000000.000000 ext MR A SAMPLE 000000000.000000 ext 000000000.000000 ext DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR the following Proposal.
of Directors: For Withhold For Withhold For Withhold
- Manny Mashouf 02 — Barbara Bass 03 — Cynthia Cohen - Corrado Federico 05 — Caden Wang 06 — Gregory Scott
2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 5, 2008.
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — bebe stores, inc. Proxy for 2007 Annual Meeting of Shareholders Solicited by the Board of Directors
The undersigned hereby constitutes and appoints Gregory Scott and Larry Smith, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores 2007 Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 400 Valley Drive, Brisbane, California 94005 on November 16, 2007 at 9:30 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, and FOR ratification of Deloitte & Touche LLP, and as said proxies deem advisable on such other matters as may properly come before the meeting. Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR the following Proposal.
1. Election of Directors: For Withhold For Withhold For Withhold
01 — Manny Mashouf 02 — Barbara Bass 03 — Cynthia Cohen 04 — Corrado Federico 05 — Caden Wang 06 — Gregory Scott
For Against Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 5, 2008.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — bebe stores, inc. Proxy for 2007 Annual Meeting of Shareholders Solicited by the Board of Directors
The undersigned hereby constitutes and appoints Gregory Scott and Larry Smith, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores 2007 Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 400 Valley Drive, Brisbane, California 94005 on November 16, 2007 at 9:30 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, and FOR ratification of Deloitte & Touche LLP, and as said proxies deem advisable on such other matters as may properly come before the meeting. Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.